EXHIBIT 4.1

SADHANA EQUITY INVESTMENT, INC.

A FLORIDA CORPORATION

100,000,000 SHARES COMMON STOCK, NO PAR VALUE

This certifies that _________________________________________________ is hereby issued ____________________________________________________ fully paid and non-assessable Shares of Common Stock of Sadhana Equity Investment, Inc., transferable on the books of the Corporation by the holder hereof, in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, Sadhana Equity Investment, Inc. has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed as of this ___ day of _______________________ 20 ___.

President	Secretary